Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Rotor Acquisition Corp.  (the “Company”) on Form S-1 pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated October 2, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Rotor Acquisition Corp.  as of September 15, 2020 and for the period from August 27, 2020 (inception) through September 15, 2020, which report appears in the Prospectus on Amendment No. 2 to Form S-1, which is part of the Registration Statement of Rotor Acquisition Corp. (File No. 333-251521).

/s/ Marcum LLP

Marcum LLP
New York, NY
January 14, 2021